Exhibit 10.11

E. I. DU PONT DE NEMOURS AND COMPANY
SENIOR EXECUTIVE SEVERANCE PLAN
WHEREAS, E. I. du Pont de Nemours and Company considers it essential to the best interests of its stockholders to foster the continued employment of key management personnel;
WHEREAS, the Board recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control exists and that such possibility, and the uncertainty and questions which it may raise among the Company's management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and
WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management to their assigned duties without distraction in the face of circumstances arising from the possibility of a Change in Control.
NOW, THEREFORE, the Company hereby adopts the E. I. du Pont de Nemours and Company Senior Executive Severance Plan (the "Plan") for the benefit of certain employees of the Company, on the terms and conditions hereinafter stated.

Section 1.	DEFINITIONS. As hereinafter used:

1.1"Accounting Firm" shall have the meaning set forth in Section 9.3 hereof.

1.2"Accrued Rights" shall mean (i) any base salary earned by the Participant through, but not paid to the Participant as of, the Date of Termination, (ii) any annual cash bonus earned by the Participant for a prior year but not paid to the Participant as of the Date of Termination and (iii) any vested employee benefits to which the Participant is entitled as of the Date of Termination under the employee benefit plans of the Company, a Subsidiary or an Affiliate.

1.3"Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

1.4"Base Salary" shall mean the Participant's annual base salary as in effect immediately prior to the Date of Termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason.

1.5"Base Severance Payment" shall mean the sum of Base Salary and Target Annual Bonus.

1.6"Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

1.7"Board" shall mean the Board of Directors of the Company.

1.8"Cash Payment" shall have the meaning set forth in Section 2.1(ii) hereof.

1.9"Cause" shall have the meaning set forth in the Participant's employment or other agreement with the Company, any Subsidiary or any Affiliate, if any; provided that if the Participant is not a party to any such employment or other agreement or such employment or other agreement does not contain a definition of "cause," then Cause shall mean (i) the willful and continued failure of the Participant to perform substantially the Participant's duties with the Company or any Subsidiary or Affiliate (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the employing Company, Subsidiary or Affiliate that specifically identifies the alleged manner in which the Participant has not substantially performed the Participant's duties, and the failure of the Participant to substantially cure such failure within five (5) days after delivery of such written notice, or (ii) the willful engaging by the Participant in illegal conduct or misconduct that is injurious to the Company or any Subsidiary or Affiliate, including without limitation any material breach of the Company's Code of Business Conduct or other applicable ethics policy, that is not substantially cured by the Participant within five (5) days after written notice of same is delivered to the Participant by the employing Company, Subsidiary or Affiliate.

1.10"Change in Control" shall mean the first of the following events to occur:

(i)any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 30% or more of the combined voting power of the Company's then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (I) of paragraph (iii) below; or

(ii)the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii)there is consummated a merger or consolidation of the Company or any direct or indirect Subsidiary with any other corporation or other entity, other than (I) a merger or consolidation which results in (A) the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, at least 60% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation and (B) the individuals who comprise the Board immediately prior thereto constituting immediately thereafter at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a Subsidiary, the ultimate parent thereof, or (II) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 30% or more of the combined voting power of the Company's then outstanding securities; or

(iv)the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets (it being conclusively presumed that any sale or disposition is a sale or disposition by the Company of all or substantially all of its assets if the consummation of the sale or disposition is contingent upon approval by the Company's stockholders unless the Board expressly determines in writing that such approval is required solely by reason of any relationship between the Company and any other Person or an Affiliate of the Company and any other Person), other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity (i) at least 60% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale or disposition and (ii) the majority of whose board of directors immediately following such sale or disposition consists of individuals who comprise the Board immediately prior thereto; or

(v)a corporate transaction or series of transactions involving a sale or other disposition of a business of, or operations relating to, the Company or any of its Affiliates (whether by sale, spin-off, split-off or other transaction) that the Board expressly determines in its discretion to be appropriate to deem such transaction or series of transactions as a Change in Control for purposes of the Plan with respect to some or all of the Participants.
Notwithstanding the foregoing, except as otherwise determined by the Board in accordance with subsection (v) hereof, a "Change in Control" shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.
1.11"COBRA Period" shall mean the period following the Date of Termination during which the Participant is eligible to receive coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.

1.12"Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.13"Company" shall mean E. I. du Pont de Nemours and Company and, except in determining under Section 1.10 hereof whether or not a Change in Control has occurred, shall include its Subsidiaries and any successor to its business and/or assets which assumes this Plan by operation of law, or otherwise.

1.14"Confidential Information" shall have the meaning set forth in Section 10.1 hereof.

1.15"Date of Termination" shall have the meaning set forth in Section 3.2 hereof.

1.16"Disability" shall mean that a Participant is considered to be disabled within the meaning of the applicable Company benefit plan, as in effect immediately prior to the date of a Change in Control.

1.17"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

1.18"Excise Tax" shall mean any excise tax imposed under Section 4999 of the Code.

1.19"Good Reason" shall mean, in each case without the Participant's consent, (i) a material diminution in the Participant's base compensation, annual target bonus opportunity or annual long-term incentive award opportunity, (ii) a material diminution in the Participant's title, authority, duties or responsibilities, (iii) a material change in the geographic location at which the Participant must perform his/her services for the Company, any Subsidiary or any Affiliate, (iv) a material breach by the Company, any Subsidiary or any Affiliate of any material written agreement between the Participant and the Company or such Subsidiary or Affiliate or (v) the failure of any successor to expressly assume and agree to perform this Plan in accordance with Section 5.1 hereof. The Participant's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. For purposes of any determination regarding the existence of Good Reason, any claim by the Participant that Good Reason exists shall be presumed to be correct unless the Company establishes to the Board by clear and convincing evidence that Good Reason does not exist.

1.20"Notice of Termination" shall have the meaning set forth in Section 3.1 hereof.

1.21"Other Severance" shall have the meaning set forth in Section 2.3 hereof.

1.22"Participant" shall mean (i) each Tier 1 Participant and (ii) each Tier 2 Participant.

1.23"Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Section 13(d) and Section 14(d) thereof, except that such term shall not include (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

1.24"Potential Change in Control" shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred before the date of the first occurrence of a Change in Control:

(I)the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(II)the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

(III)any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 15% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates); or

(IV)the Board adopts a resolution to the effect that, for purposes of this Plan, a Potential Change in Control has occurred.

1.25"Qualifying Termination" shall have the meaning set forth in Section 2.1 hereof.

1.26"Release" shall have the meaning set forth in Section 2.1 hereof.

1.27"Restricted Period" shall mean (i) the eighteen (18) month period following a Qualifying Termination for each Tier 1 Participant and (ii) the twelve (12) month period following a Qualifying Termination for each Tier 2 Participant.

1.28"Retirement" shall be deemed the reason for the termination by a Participant of the Participant's employment if such employment is terminated in accordance with the Company's retirement policy, including early retirement, generally applicable to its salaried employees.

1.29"Severance Period" shall mean (i) thirty-six (36) months for each Tier 1 Participant and (ii) twenty-four (24) months for each Tier 2 Participant.

1.30"Similar Benefits" shall have the meaning set forth in Section 2.1(iii) hereof.

1.31"Subsidiary" shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

1.32"Target Annual Bonus" shall mean the Participant's target annual cash bonus pursuant to any annual bonus or incentive plan maintained by the Company in respect of the fiscal year in which occurs the Date of Termination or, if higher, immediately prior to the fiscal year in which occurs the first event or circumstance constituting Good Reason; provided, that if the Participant is not eligible to receive a specified target annual cash bonus following the Change in Control, then Target Annual Bonus shall mean such target annual cash bonus in effect as of immediately prior to the date of the Change in Control.

1.33	"Tax Counsel" shall have the meaning set forth in Section 9.3 hereof.

1.34"Term" shall mean the period commencing on the date hereof and ending on the second anniversary of the date hereof; provided, that commencing on the second anniversary of the date hereof and on each anniversary thereafter, the Term shall be automatically extended for an additional one-year period unless the Board determines to terminate this Plan in accordance with Section 8 hereof; and provided, further, that if a Change in Control shall have occurred during the Term, the Term shall expire no earlier than twenty-four (24) months beyond the month in which such Change in Control occurred.

1.35"Tier 1 Participant" shall mean each individual who is designated by the Board on or after the date hereof as a Tier 1 Participant.

1.36"Tier 2 Participant" shall mean each individual who is designated by the Board on or after the date hereof as a Tier 2 Participant.

1.37"Total Payments" shall have the meaning set forth in Section 9.1 hereof.

Section 2.SEVERANCE ELIGIBILITY AND PAYMENTS.

2.1Benefits Upon Qualifying Termination. If a Participant's employment terminates following a Change in Control and during the Term, other than (1) by the Company, a Subsidiary or Affiliate for Cause, (2) by reason of the Participant's death or Disability or (3) by the Participant without Good Reason (any such termination, a "Qualifying Termination"), then the Participant shall be entitled to (a) the Accrued Rights, and (b) provided that the Participant (x) executes a general release of claims in the form attached as Exhibit A hereto (the "Release"), and all applicable revocation periods relating to the Release expire within fifty-five (55) days following the Date of Termination, and (y) continues to comply with the provisions of Section 10 hereof:

(i)A lump sum cash payment equal to the product of the Base Severance Payment and (A) three (3) for each Tier 1 Participant and (B) two (2) for each Tier 2 Participant;

(ii)A lump sum cash payment equal to the product of (A) the Target Annual Bonus and (B) a fraction, the numerator of which is the number of days elapsed in the calendar year in which occurs the Date of Termination, through and including the Date of Termination, and the denominator of which is 365 (the sum of the amounts payable in subsections (i) and (ii) of this Section 2.1, the "Cash Payment");

(iii)Continued participation in the Company's health and dental plans in which the Participant and his or her dependents were eligible to participate immediately prior to the Date of Termination, or, if more favorable to the Participant, those in which the Participant and his or her dependents were eligible to participate immediately prior to the first occurrence of an event or circumstance constituting Good Reason, on the same terms (including employee-paid and Company-paid portions of insurance premiums and co-pays) as are generally applicable to active employees in a position substantially similar to that of the Participant immediately prior to the Date of Termination (or immediately prior to the first occurrence of an event or circumstance constituting Good Reason, if applicable) until the earlier of (A) the end of the Severance Period and (B) the date on which the Participant is eligible to receive substantially similarly health and dental benefits from a subsequent employer (such applicable date, the "Benefits Termination Date"). The costs of the Company's portion of any premiums due under the first sentence of this subsection (iii) shall be included in the Participant's gross income to the extent the provision of such benefits is determined by the Company in good faith to be discriminatory under Section 105(h) of the Code or any successor thereto. Notwithstanding the foregoing and to the extent permitted by Section 409A of the Code, in the event that the Company determines in good faith that the provision of benefits referred to in the first sentence of this subsection (iii) would cause adverse tax consequences to the Company or the Participant under applicable law, the Company shall instead provide the Participant with monthly cash payments, continuing until the Benefits Termination Date, in an amount equal to the amount of the Company's portion of any premiums due under the first sentence of this subsection (iii);

(iv)Continued financial counseling and tax preparation services in accordance with the Company's practices as in effect immediately prior to the Change in Control until the earlier of (A) the end of the Severance Period and (B) the date on which substantially similar financial counseling and tax preparation services are provided to the Participant by a subsequent employer; and

(v)Outplacement services suitable to the Participant's position until the earlier of (A) the end of the Severance Period and (B) the Participant's acceptance of an offer of full-time employment from a subsequent employer.

2.2Timing of Cash Payment. The Cash Payment shall be made to the Participant within sixty (60) days following the Date of Termination, but in no event later than five (5) days following the date on which the Release becomes irrevocable; provided, that if the sixty (60)-day period begins in one taxable year and ends in a second taxable year, the payment shall be made in the second taxable year.

2.3Other Severance Payments. In the event that the Company is obligated by law or contract to pay a Participant other severance pay, a termination indemnity, notice pay, or the like, or if the Company is obligated by law to provide advance notice of separation ("Other Severance"), then the amount of the Cash Payment otherwise payable to such Participant shall be reduced by the amount of any such Other Severance actually paid to the Participant (but not below zero).

2.4Coordination of Benefits. Notwithstanding anything set forth herein to the contrary, to the extent that any severance payable under a plan or agreement covering a Participant as of the date such Participant becomes eligible to participate in this Plan constitutes deferred compensation under Section 409A of the Code, then to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the portion of the benefits payable hereunder equal to such other amount shall instead be provided in the form set forth in such other plan or agreement.  Further, to the extent, if any, that provisions of this Plan affect the time or form of payment of any amount which constitutes deferred compensation under Section 409A of the Code, then to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, if the Change in Control does not constitute a change in control event under Section 409A of the Code, the time and form (but not the amount) of payment shall be the time and form that would have been applicable in absence of a Change in Control.

2.5Continued Employment. As a condition to participation in this Plan, each Participant is deemed to have agreed that, in the event of a Potential Change in Control during the Term, the Participant will remain in the employ of the Company until the earliest of (i) a date which is six (6) months from the date of such Potential Change in Control, (ii) the date of a Change in Control, (iii) the date of termination by the Participant of the Participant's employment for Good Reason or by reason of death, Disability or Retirement, or (iv) the termination by the Company of the Participant's employment for any reason.

2.6Notice to the Company. Each Participant shall be required to provide notice to the Company of an event that would cause the benefits provided under Sections 2.1(iii), (iv) or (v) to cease with respect to the Participant within ten (10) business days after the occurrence thereof.

Section 3.TERMINATION PROCEDURES.

3.1Notice of Termination. After a Change in Control and during the Term, any purported termination of the Participant's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 6 hereof. For purposes of this Plan, a "Notice of Termination" shall mean a notice which shall (i) indicate the specific termination provision in this Plan relied upon and (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant's employment under the provision so indicated. Further, any Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Participant and an opportunity for the Participant, together with the Participant's counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Participant was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail.

3.2Date of Termination. "Date of Termination," with respect to any purported termination of the Participant's employment after a Change in Control and during the Term, shall mean (i) if the Participant's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Participant shall not have returned to the full-time performance of the Participant's duties during such thirty (30) day period), and (ii) if the Participant's employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by the Participant, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

3.3Reimbursement of Expenses. The Company shall reimburse a Participant for all expenses (including reasonable attorney's fees) incurred by the Participant in enforcing this Plan or any provision hereof or as a result of the Company contesting the validity or enforceability of this Plan or any provision hereof, regardless of the outcome thereof; provided, that the Company shall not be obligated to pay any such fees and expenses arising out of any action brought by a Participant if the finder of fact in such action determines that the Participant's position in such action was frivolous or maintained in bad faith. Such costs shall be paid to such Participant promptly upon presentation of expense statements or other supporting information evidencing the incurrence of such expenses.

Section 4.NO MITIGATION. The Company agrees that, if the Participant's employment with the Company terminates during the Term, the Participant is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Participant by the Company pursuant to Section 2 hereof. Further, except as explicitly set forth in Sections 2.1(iii), (iv) and (v), the amount of any payment or benefit provided for in this Plan shall not be reduced by any compensation earned by the Participant as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Participant to the Company, or otherwise.

Section 5.SUCCESSORS; BINDING AGREEMENT.

5.1Successors. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

5.2Enforcement by Participant's Successors. The Company's obligations under this Plan shall inure to the benefit of and be enforceable by the Participant's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Participant shall die while any amount would still be payable to the Participant hereunder (other than amounts which, by their terms, terminate upon the death of the Participant) if the Participant had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executors, personal representatives or administrators of the Participant's estate.

Section 6.NOTICES. Notices and all other communications provided for hereunder shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Participant, to the most recent address shown in the personnel records of the Company and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:
To the Company:
E. I. du Pont de Nemours and Company
1007 N Market Street
Wilmington, DE 19898
Attention: General Counsel

Section 7.SETTLEMENT OF DISPUTES. In the event of a claim by a Participant as to the amount or timing of any payment or benefit, such Participant shall present the reason for his claim in writing to the Board. The Board shall, within sixty (60) days after receipt of such written claim, send a written notification to the Participant as to its disposition. In the event the claim is wholly or partially denied, such written notification shall (i) state the specific reason or reasons for the denial, (ii) make specific reference to pertinent Plan provisions on which the denial is based, (iii) provide a description of any additional material or information necessary for the Participant to perfect the claim and an explanation of why such material or information is necessary, and (iv) set forth the procedure by which the Participant may appeal the denial of his claim. In the event a Participant wishes to appeal the denial of his claim, he may request a review of such denial by making application in writing to the Board within sixty (60) days after receipt of such denial. Such Participant (or his duly authorized legal representative) may, upon written request to the Board, review any documents pertinent to his claim, and submit in writing issues and comments in support of his position. Within sixty (60) days after receipt of a written appeal (unless special circumstances, such as the need to hold a hearing, require an extension of time, but in no event more than one hundred twenty (120) days after such receipt), the Board shall notify the Participant of the final decision. The final decision shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions on which the decision is based.

Section 8.PLAN MODIFICATION OR TERMINATION. This Plan may be amended by the Board at any time; provided, that no amendment shall be made in respect of any Participant that is adverse to the Participant's rights under this Plan without the Participant's consent. The Board may terminate this Plan at any time that it shall have no Participants. Notwithstanding the foregoing, this Plan may not be terminated in whole or in part, or otherwise amended or modified in any respect, for two (2) years following a Change in Control.

Section 9.SECTION 280G.

9.1Treatment of Payments. Notwithstanding the provisions of this Plan, in the event that any payment or benefit received or to be received by the Participant in connection with a Change in Control or the termination of the Participant's employment or service (whether pursuant to the terms of this Plan or any other plan, arrangement or agreement with the Company, any Subsidiary, any Affiliate, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person) (all such payments and benefits, "Total Payments") would be subject (in whole or part), to the Excise Tax, then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the payment or benefit to be received by the Participant upon a Change in Control shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Participant would be subject in respect of such unreduced Total Payments).

9.2Ordering of Reduction. In the case of a reduction in the Total Payments pursuant to Section 9.1, the Total Payments will be reduced in the following order: (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will be next reduced pro-rata.

9.3Certain Determinations. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax: (i) no portion of the Total Payments the receipt or enjoyment of which the Participant shall have waived at such time and in such manner as not to constitute a "payment" within the meaning of Section 280G(b) of the Code will be taken into account; (ii) no portion of the Total Payments will be taken into account which, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to the Participant and selected by a nationally recognized accounting firm designated by the Company immediately prior to the Change in Control (the "Accounting Firm"), does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the "base amount" (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments will be determined by the Accounting Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

9.4Written Statement. If any of the Total Payments are subject to reduction pursuant to Section 9.1, the Company will provide the Participant with a written statement setting forth the manner in which such reduction was calculated and the basis for such calculations, including any opinions or other advice the Company received from Tax Counsel, the Accounting Firm, or other advisors or consultants (and any such opinions or advice which are in writing will be attached to the statement). If the Participant objects to the Company's calculations, the Company will pay to the Participant such portion of the Total Payments (up to 100% thereof) as the Participant determines is necessary to result in the proper application of this Section 9. All determinations required by this Section 9 (or requested by either the Participant or the Company in connection with this Section 9) will be at the expense of the Company.

9.5Additional Payments. If the Participant receives reduced payments and benefits by reason of this Section 9 and it is established pursuant to a determination of a court of competent jurisdiction which is not subject to review or as to which the time to appeal has expired, or pursuant to an Internal Revenue Service proceeding, that the Participant could have received a greater amount without resulting in any Excise Tax, then the Company shall thereafter pay the Participant the aggregate additional amount which could have been paid without resulting in any Excise Tax as soon as reasonably practicable.

Section 10.RESTRICTIVE COVENANTS

10.1Confidential Information. At all times following a Qualifying Termination of the Participant's employment with the Company, the Participant may not use or disclose, except on behalf of the Company and pursuant to the Company's directions, any Company "Confidential Information" (i.e., information concerning the Company and its business that is not generally known outside the Company, and includes, but is not limited to, (a) trade secrets; (b) intellectual property; (c) information regarding the Company's present and/or future products, developments, processes and systems, including invention disclosures and patent applications; (d) information on customers or potential customers, including customers' names, sales records, prices, and other terms of sales and Company cost information; (e) Company business plans, marketing plans, financial data and projections; and (f) information received in confidence by the Company from third parties). For purposes of this Section 10.1, information regarding products, services or technological innovations in development, in test marketing or being marketed or promoted in a discrete geographic region, which information the Company is considering for broader use, shall be deemed not generally known until such broader use is actually commercially implemented.

10.2Solicitation of Employees. During the Restricted Period, the Participant may not hire, recruit, solicit or induce, or cause, allow, permit or aid others to hire, recruit, solicit or induce, any employee of the Company who possesses Confidential Information of the Company to terminate his or her employment with the Company and/or to seek employment with the Participant's new or prospective employer.

10.3Solicitation of Customers. During the Restricted Period, the Participant may not, directly or indirectly, on behalf of the Participant or any other individual, company or entity, solicit or participate in soliciting, products or services competitive with or similar to products or services offered by, manufactured by, designed by or distributed by the Company to any individual, company or entity which was a customer or potential customer for such products or services and with which the Participant had direct or indirect contact regarding those products or services or about which the Participant learned Confidential Information at any time during the two (2) years prior to the Participant's termination of employment with the Company.

10.4Non-Competition Regarding Products or Services. During the Restricted Period, the Participant may not, directly or indirectly, in any capacity, provide products or services competitive with or similar to products or services offered by the Company to any individual, company or entity which was a customer for such products or services and with which customer the Participant had direct or indirect contact regarding those products or services or about which customer the Participant learned Confidential Information at any time during the two (2) years prior to the Participant's termination of employment with the Company.

10.5Non-Competition Regarding Activities. During the Restricted Period, the Participant may not engage in activities which are entirely or in part the same as or similar to activities in which the Participant engaged at any time during the two years preceding termination of the Participant's employment with the Company for any individual, company or entity in connection with products, services or technological developments (existing or planned) that are entirely or in part the same as, similar to, or competitive with, any products, services or technological developments (existing or planned) on which the Participant worked at any time during the two (2) years preceding termination of the Participant's employment. This Section 10.5 applies in countries in which the Participant has physically been present performing work for the Company at any time during the two (2) years preceding termination of the Participant's employment.

10.6Non-Disparagement. At all times following a Qualifying Termination of the Participant's employment with the Company, the Participant may not, except to the extent required by law or legal process, make, or cause to be made, any statement or communicate any information (whether oral or written) that disparages or reflects negatively on the Company or any of its officers, directors, partners, shareholders, attorneys, employees and agents.

10.7Application. For purposes of this Section 10, "Company" shall mean E. I. du Pont de Nemours and Company and/or any of its Subsidiaries or Affiliates.

10.8 Reasonableness. In consideration of receiving payments and benefits hereunder upon a Qualifying Termination, each Participant hereby acknowledges that (i) the Participant’s obligations under this Section 10 are reasonable in the context of the nature of the Company’s business and the competitive injuries likely to be sustained by the Company if the Participant were to violate such obligations and (ii) the benefits provided under this Plan are made in consideration of, and are adequately supported by, the agreement of the Company to perform its obligations under this Plan and by other consideration, which the Participant acknowledges constitutes good, valuable and sufficient consideration.

Section 11.GENERAL PROVISIONS.

11.1Administration. This Plan shall be interpreted, administered and operated by the Board, which shall have complete authority, in its sole discretion subject to the express provisions of this Plan, to interpret this Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations necessary or advisable for the administration of this Plan. All questions of any character whatsoever arising in connection with the interpretation of this Plan or its administration or operation shall be submitted to and settled and determined by the Board in accordance with the procedure for claims and appeals described in Section 7 hereof. Any such settlement and determination shall be final and conclusive, and shall bind and may be relied upon by the Company, each of the Participants and all other parties in interest. The Board may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

11.2Assignment. Except as otherwise provided herein or by law, no right or interest of any Participant under this Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation, by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Participant under this Plan shall be subject to any obligation or liability of such Participant. When a payment is due under this Plan to a Participant who is unable to care for his affairs, payment may be made directly to his legal guardian or personal representative.

11.3Governing Law; Interpretation. The validity, interpretation, construction and performance of this Plan shall be governed by the laws of the State of Delaware. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections.

11.4Withholding. Any payments and benefits provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.

11.5Survival. The obligations of the Company and the Participant under this Plan which by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Section 2, Section 3 and Section 10 hereof) shall survive such expiration.

11.6No Right to Continued Employment. Neither the establishment of this Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Participant, or any person whomsoever, the right to be retained in the service of the Company, and all Participants shall remain subject to discharge to the same extent as if this Plan had never been adopted.
11.7Headings; Gender. The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan. References in this Plan to any gender include references to all genders, and references to the singular include references to the plural and vice versa.

11.8Benefits Unsecured. This Plan shall not be funded. No Participant shall have any right to, or interest in, any assets of the Company which may be applied by the Company to the payment of benefits or other rights under this Plan.

11.9Enforceability. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.

11.10Section 409A. The intent of the parties is that payments and benefits under this Plan be exempt from, or comply with, Section 409A of the Code, and accordingly, to the maximum extent permitted, this Plan shall be interpreted and administered to be in accordance therewith. Notwithstanding anything contained herein to the contrary, the Participant shall not be considered to have terminated employment with the Company for purposes of any payments under this Plan which are subject to Section 409A of the Code until the Participant would be considered to have incurred a "separation from service" from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in this Plan that are due within the "short term deferral period" as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan during the six (6)-month period immediately following a Participant's separation from service shall instead be paid on the first business day after the date that is six (6) months following the Participant's separation from service (or, if earlier, death). To the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts reimbursable to the Participant under this Plan shall be paid to the Participant on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided) during any one year may not effect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

Exhibit A
Form of Release

[Company's standard form of release to be inserted]

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